EXHIBIT 10.26

FRANKLIN RESOURCES, INC.

2002 UNIVERSAL STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

Name:

Address:

In accordance with the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), as an incentive for increased efforts and successful achievements, Franklin Resources, Inc. (the “Company”), has awarded Participant shares of common stock of the Company subject to the terms and conditions of the accompanying Restricted Stock Award Agreement (the “Award Agreement”), this Notice of Restricted Stock Award (the “Notice of Award” and together with the Award Agreement, the “Award”) and the 2002 Plan, as follows:

Award Number

Award Date

Total Number of Shares (the “Shares”) Awarded

Subject to Participant’s Continuous Status as an Employee (as defined in the 2002 Plan) of the Company or any of its Subsidiaries (as defined in the 2002 Plan) and other limitations set forth in the Award and the 2002 Plan, the Shares shall vest in accordance with the following schedule:

Vesting Schedule	Number of Shares

Participant acknowledges and agrees that the Shares subject to this Award shall vest only by Participant’s Continuous Status as an Employee of the Company or any of its Subsidiaries, and that such status is at the will of the Company or the applicable Subsidiary (not through the act of being hired, being granted this Award or acquiring Shares hereunder). Participant further acknowledges and agrees that nothing in this Award nor in the 2002 Plan, which is incorporated herein by this reference, affects the Company’s, or a Subsidiary’s, right to terminate, or to change the terms of, Participant’s employment at any time, with or without cause.

Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of Shares will subject Participant to liability under insider trading rules or other applicable securities laws.

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Participant understands that the Award is subject to Participant’s consent to access, and acknowledgement of having accessed, the 2002 Plan prospectus in connection with the Form S-8 registration statement for the 2002 Plan, any updates thereto, the 2002 Plan, the Award Agreement and this Notice of Award (collectively, the “2002 Plan Documents”) in electronic form through Connected on the Company’s Intranet. By signing below, Participant hereby: (i) consents to access electronic copies (instead of receiving paper copies) of the 2002 Plan Documents via the Company’s Intranet; (ii) represents that Participant has access to the Company’s Intranet; (iii) acknowledges receipt of electronic copies, or that Participant is already in possession of paper copies, of the 2002 Plan Documents and the Company’s most recent annual report to stockholders; and (iv) acknowledges that Participant is familiar with and has accepted the Award subject to the terms and provisions of the 2002 Plan Documents.

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the 2002 Plan Documents, documents incorporated by reference in the Form S-8 registration statement for the 2002 Plan, and the Company’s most recent annual report to stockholders by requesting them from Stock Administration at the Company, One Franklin Parkway, San Mateo, CA 94403-1906. Telephone (650) 312-2000. Participant may also withdraw Participant’s consent to receive any or all documents electronically by notifying Stock Administration at the above address in writing.

In the event of Participant’s death, Participant hereby designates the following as Participant’s beneficiary(ies) to receive all payments and Shares due to Participant pursuant to this Award. Please note that this designation applies only to this Award and not to any prior awards or grants under the 2002 Plan. This designation shall be binding upon the executors, administrators, heirs, successors and transferees of Participant only in jurisdictions where such beneficiary designations are enforceable under local law.

NAME: (Please print):
(First) (Middle) (Last)

SSN/SIN/National Tax ID:

ADDRESS:

(Please include Country and Zip/Postal Code)

TELEPHONE NO.:
(Please include Country and/or Area Code)

RELATIONSHIP:

PERCENTAGE:
(Enter the % Participant wishes the beneficiary(ies) to receive)

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By Participant’s electronic signature and by the signature of the Company’s representative below, Participant and the Company agree that the Award is granted under and governed by the terms and conditions of the 2002 Plan, this Notice of Award and the Award Agreement.

PARTICIPANT:	FRANKLIN RESOURCES, INC.

Participant’s Name	By:	Donna S. Ikeda
	Title:	Senior Vice President, Human Resources

Notice for residents of the EU: This Notice of Award and accompanying documents do not constitute a prospectus prepared in accordance with the EU Prospectus Directive 2003/71/EC (“the Directive”). The Company takes the position that the unvested Shares are not “transferable securities” as defined in Article 2(1)(a) of the Directive. Further, the employee pays no consideration to acquire the shares of common stock of the Company under the Award. Accordingly, no prospectus or other document has been prepared and filed with the UK Financial Services Authority or any other regulator in the European Union in relation to the offer of the Award and the unvested Shares under the Award.

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FRANKLIN RESOURCES, INC.

2002 UNIVERSAL STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement, together with any Appendix(es) attached hereto (hereinafter, collectively, the “Agreement”), is made as of the Award Date set forth in the Notice of Restricted Stock Award (the “Notice of Award”) between Franklin Resources, Inc. (the “Company”) and the Participant named therein (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors and stockholders of the Company have adopted the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), authorizing the grant of common stock of the Company (“Stock”) to eligible individuals as an incentive in connection with the performance of services for the Company and its Subsidiaries, as defined in the 2002 Plan, which is incorporated herein by this reference (capitalized terms used but not defined in this Agreement have the same meaning as set forth in the 2002 Plan or the Notice of Award, as applicable); and

WHEREAS, the Company recognizes the efforts of Participant on behalf of the Company and its Subsidiaries and desires to motivate Participant in Participant’s work and provide an inducement to remain in the service of the Company and its Subsidiaries; and

WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its stockholders to award the Stock provided for in this Agreement and the Notice of Award to Participant, subject to certain restrictions, as an incentive for increased efforts and successful achievements;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Restricted Stock Award. The Company is issuing to Participant shares of Stock as set forth in the Notice of Award, subject to the rights of and limitations on Participant as owner thereof as set forth in this Agreement. Such shares are being issued in book entry form and maintained on the books of the Bank of New York, the Company’s transfer agent, or any successor thereto. All shares of Stock issued hereunder shall be deemed issued to Participant as fully paid and non assessable shares, and, subject to the restrictions set forth in the 2002 Plan and this Agreement, Participant shall have all rights of a stockholder with respect thereto, including the right to vote, to receive dividends (including stock dividends), to participate in stock splits or other recapitalizations, and to exchange such shares in a tender offer, merger, consolidation or other reorganization. The Company shall pay any applicable stock transfer taxes. Participant hereby acknowledges that Participant is acquiring the Stock issued hereunder for investment and not with a view to the distribution thereof, and that Participant does not intend to subdivide Participant’s interest in the Stock with any other person.

2. Transfer Restriction.

(a) No Stock issued to Participant hereunder shall be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by Participant prior to the date on which it becomes vested under paragraph 3, except by will or the laws of descent and distribution. This paragraph shall not preclude Participant from exchanging the Stock awarded hereunder pursuant to a cash or stock tender offer, merger, reorganization or consolidation. Notwithstanding the foregoing, any securities (including stock dividends and stock splits) received with respect to shares of Stock which are not yet vested under paragraph 3 shall be subject to the provisions of this Agreement in the same manner and shall become fully vested at the same time as the Stock with respect to which such additional securities were issued.

(b) Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of shares will subject Participant to liability under insider trading rules or other applicable securities laws.

3. Vesting.

(a) Participant’s interest in the Stock awarded under paragraph 1 shall become vested and nonforfeitable in accordance with the Vesting Schedule in the Notice of Award so long as Participant maintains a Continuous Status as an Employee of the Company or a Subsidiary. Upon vesting, the Company shall, within thirty (30) days of such vesting, deliver to Participant the certificates evidencing the nonforfeitable shares (free of restrictive legends on such stock certificates), provided the withholding requirements of paragraph 4 have been satisfied. Alternatively, provided the withholding requirements of paragraph 4 have been satisfied, the Committee may permit or require that such nonforfeitable shares of Stock (free of the restrictive notations on shares of Stock issued in book-entry form) be deposited directly with a brokerage firm determined acceptable to the Company for such purpose or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer.

(b) If Participant ceases to maintain a Continuous Status as an Employee of the Company or any of its Subsidiaries for any reason other than death or disability (as described in subparagraph (c)), all shares of Stock to the extent not yet vested under subparagraph (a) on the date Participant ceases to be an employee shall be forfeited by Participant without payment of any consideration to Participant therefor. Any shares of Stock so forfeited shall be canceled and returned to the status of authorized but unissued shares, to be held for future distributions under the Company’s 2002 Plan.

(c) If Participant dies or in the event of termination of Participant’s Continuous Status as an Employee as a result of disability (as determined by the Board in accordance with the policies of the Company) while an employee of the Company or any of its Subsidiaries, Participant’s interest in all shares of Stock awarded hereunder shall become fully vested and nonforfeitable as of the date of death or termination of employment on account of such disability. Unless changed by the Board, “disability” means that Participant ceases to be an employee on account of disability as a result of which Participant shall be eligible for payments under the Company’s long-term disability policy.

4. Withholding of Taxes.

(a) General. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with the Stock awarded, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Stock awarded. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Stock awarded or the subsequent sale of any of the shares of Stock. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Stock awarded (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state or local taxes and including any employment tax obligation (the “Tax Withholding Obligation”), Participant must arrange for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company, including by means of one of the following methods:

(i) By Share Withholding. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, Participant authorizes the Company (in the exercise of its sole discretion) to withhold from those unrestricted shares of Stock to be delivered to Participant upon vesting under paragraph 3 above the whole number of shares sufficient to satisfy the Tax Withholding Obligation, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum applicable Tax Withholding Obligation. Share withholding will result in the delivery of a lower number of unrestricted shares of Stock to Participant. Share withholding will generally be used to satisfy the tax liability of individuals subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(ii) By Sale of Shares. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, Participant’s acceptance of the Stock awarded constitutes Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those unrestricted shares of Stock to be delivered to Participant upon vesting under paragraph 3 above as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Participant will be responsible for all brokers’ fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to Participant. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation. Accordingly, Participant agrees to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), Participant may request permission to satisfy the Tax Withholding Obligation by check, wire transfer or other means, by submitting such request, in writing, to the Company. If the Company approves Participant’s request, within five (5) business days of the vesting date (or such fewer number of days as determined by the Committee or its designee) Participant must deliver to the Company the amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee or its designee.

5. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the 2002 Plan, the Notice of Award or this Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of Participant or any purchaser or other transferee of Stock with respect to any loss, cost or expense which such Participant, purchaser or other transferee may incur in connection with, or arising out of any transaction involving, any shares of Stock subject to the 2002 Plan, the Notice of Award or this Agreement.

6. Integration. The terms of the 2002 Plan, the Notice of Award and this Agreement are intended by the Company and Participant to be the final expression of their agreement with respect to the shares of Stock and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the 2002 Plan, the Notice of Award and this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the 2002 Plan, the Notice of Award or this Agreement. Accordingly, the 2002 Plan, the Notice of Award and this Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties.

7. Waivers. Any failure to enforce any terms or conditions of the 2002 Plan, the Notice of Award or this Agreement by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power for all or any other times.

8. Severability of Provisions. If any provision of the 2002 Plan, the Notice of Award or this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced as if none of them included such provision.

9. Committee Decisions Conclusive. All decisions of the Committee arising under the 2002 Plan, the Notice of Award or this Agreement shall be conclusive.

10. Mandatory Arbitration. To the extent permitted by law, any dispute arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement, including the meaning or interpretation thereof, shall be resolved solely by arbitration before an arbitrator selected in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The location for the arbitration shall be in the county or comparable jurisdiction of Participant’s employment. Judgment on the award rendered may be entered in any court having jurisdiction. Each party shall pay an equal share of the arbitrator’s fees, unless applicable law requires the Company to pay all or a greater share of the fees and costs. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. Neither Participant nor the Company will have the right to participate in a class, representative or collective action, as a class representative, class member or an opt-in party, act as a private attorney general, or join or consolidate claims with claims of any other person or entity, with respect to any dispute arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to the 2002 Plan, the Notice of Award and this Agreement. The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and shall not have jurisdiction and authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damage, damages for pain, suffering or emotional distress, or any other kind or form of damages, unless such other award is available as a matter of law. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

11. Delaware Law. The 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to its conflict of law provisions, to the extent not preempted by the federal laws of the United States of America.

12. Country Appendices. If Participant relocates to a country outside the United States: (i) any special terms and conditions that may apply to Restricted Stock Awards granted to Participants in such country under Appendices to this Agreement will apply to Participant; or (ii) if Restricted Stock Awards have not been granted to Employees in such country under this Agreement, any other special terms and conditions will apply to Participant, in each case to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the 2002 Plan, and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Restricted Stock Award (unless the Company specifically determines to incur such expense).

13. Forfeiture Pursuant to Restatement of Financial Results. Notwithstanding anything in the Award to the contrary, in the event that (i) the Company issues a restatement of financial results to correct a material error, (ii) the Committee determines, in good faith, that fraud or willful misconduct by the Participant was a significant contributing factor to the need to issue such restatement, and (iii) some or all of the Shares that were granted and/or earned prior to such restatement by the Participant would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company those Shares, including any pre-tax income derived from ownership and any gross proceeds from disposition of such Shares, that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums and property owed by the Company to the Participant.

END OF AGREEMENT

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